Exhibit 1

The Hallwood Group Incorporated

3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214.528.5588 • Fax: 214.323.0233

FOR IMMEDIATE RELEASE

Contact:	Richard Kelley, Chief Financial Officer
800.225.0135 • 214.528.5588

HALLWOOD GROUP ANNOUNCES

MERGER AGREEMENT

Dallas, Texas, June 5, 2013 — The Hallwood Group Incorporated (NYSE MKT: HWG), a Delaware corporation (the “Company”), today announced that on June 4, 2013 the Company, Hallwood Financial Limited, a corporation organized under the laws of the British Virgin Islands (“Parent”), and HFL Merger Corporation, a Delaware corporation and a wholly owned subsidiary of the Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent. Parent is controlled by Anthony J. Gumbiner, Chairman and Chief Executive Officer of the Company and Parent currently owns 1,001,575, or 65.7%, of the issued and outstanding shares of common stock, par value $0.10 per share, of the Company (such shares, collectively, the “Company Common Stock,” and, each, a “Share”).

As previously announced, on November 6, 2012, the Company received a proposal from Parent to acquire all of the outstanding shares of Company Common Stock that it does not beneficially own at a cash purchase price of $10.00 per share. On November 7, 2012, at the Company’s regularly scheduled Board of Directors meeting, a special committee, consisting solely of independent and disinterested directors (the “Special Committee”), was formed to consider and negotiate the proposal and to make a recommendation to the Company’s Board of Directors. Subsequently, the Special Committee retained its own independent legal representation and selected and engaged a financial advisor to assist in the review of the proposed transaction.

All of the members of the Board of Directors of the Company other than Anthony J. Gumbiner, acting upon the unanimous recommendation of the Special Committee, have (i) determined that it is in the best interests of the Company and its stockholders (other than Parent and Merger Sub), and declared it advisable, to enter into the Merger Agreement, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger and (iii) resolved to recommend adoption of the Merger Agreement by the stockholders of the Company;

At the effective time of the Merger, each Share of Company Common Stock outstanding immediately prior to the effective time of the Merger and not already owned by Parent will receive $10.00 in cash, without interest.

Stockholders of the Company will be asked to vote on the adoption of the Merger Agreement at a special stockholders meeting that will be held on a date to be announced. The closing of the Merger is subject to a non-waivable condition that the Merger Agreement be adopted by (i) the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock entitled to vote on the adoption of the Merger Agreement, voting together as a single class, and (ii) the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock, voting together as a single class, excluding all shares of Company Common Stock owned by Parent, Merger Sub, Mr. Gumbiner or any of their respective affiliates (other than the Company and its subsidiaries), or by any director, officer or other employee of the Company or any of its subsidiaries.

Consummation of the Merger is subject to certain other customary conditions, including, among others, (i) absence of any order or injunction prohibiting the consummation of the Merger, (ii) subject to certain exceptions, the accuracy of representations and warranties with respect to the business of the Company, (iii) each of the Company and Parent having performed their respective obligations pursuant to the Merger Agreement and (iv) the absence of a “Company Material Adverse Effect,” which is defined in the Merger Agreement to include the occurrence of an “Event of Default” under that certain Loan Agreement, dated as of March 30, 2012, among Branch Banking and Trust Company, Brookwood Companies Incorporated, the Company and the other signatories thereto, filed with Securities and Exchange Commission (the “SEC”) as Exhibit 10.20 to the Company’s Annual Report on

Form 10-K for the year ended December 31, 2011.

The foregoing description of the Merger Agreement is not a complete description of all of the parties’ rights and obligations under the Merger Agreement and is qualified in its entirety by this reference to the Merger Agreement, which is filed as Exhibit 2.1 on

Form 8-K dated June 4, 2013.

In connection with the proposed merger transaction, the Company will file with the SEC and furnish to the Company’s stockholders a proxy statement and other relevant documents. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE MERGER. The Company’s stockholders will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, the Company’s stockholders may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://www.hallwood.com/hwg/SEC.php or by directing a request to: The Hallwood Group Incorporated, 3710 Rawlins, Suite 1500, Dallas, TX 75219; Attention: Investor Relations; Phone: (214) 528-5588 or (800) 225-0135.

The Company’s shares trade on the NYSE MKT stock exchange under the symbol of HWG and closed on November 5, 2012 (the day prior to the receipt of the proposal) at $6.00 per share. The Company’s shares closed on June 3, 2013 at $8.05 per share.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “would,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate”, “doubt” “plan” “forecast” or “believe.” The Company intends that all forward-looking statements be subject to the safe harbors created by these laws. All statements other than statements of historical information provided herein are forward-looking and may contain information about financial results, economic conditions, trends, and known uncertainties. All forward-looking statements are based on current expectations regarding important risk factors. Many of these risks and uncertainties are beyond the Company’s ability to control, and, in many cases, the Company cannot predict all of the risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Actual results could differ materially from those expressed in the forward-looking statements, and readers should not regard those statements as a representation by the Company or any other person that the results expressed in the statements will be achieved. Important risk factors that could cause results or events to differ from current expectations are described in the Company’s annual report on Form 10-K for the year ended December 31, 2012 under Item 1A –“Risk Factors”. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the operations, performance, development and results of the Company’s business. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof, including without limitation, changes in its business strategy or planned capital expenditures, growth plans, or to reflect the occurrence of unanticipated events, although other risks and uncertainties may be described, from time to time, in the Company’s periodic filings with the SEC.

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